Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-171220  and 333-171221) and on Form S-1 (No. 333-169550) of Fortegra Financial Corporation of our report dated March 14, 2011 with respect to the consolidated financial statements and financial statement schedule of Fortegra Financial Corporation and subsidiaries as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008, included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ Johnson Lambert & Co., LLP
Jacksonville, Florida
March 14, 2011